                                                                   Exhibit 10.1


                           EXCLUSIVE SPACE LEASE AGREEMENT


THIS EXCLUSIVE SPACE LEASE AGREEMENT ("Agreement") dated for identification purposes only as of the ____ day of August, 1998, is entered into by and between SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation ("SGLV"), and ROGER LYNN FULLER AND DEE CONNIE FULLER, dba DYNASTY GAMES DISTRIBUTING ("Dynasty").

                                W I T N E S S E T H :

       WHEREAS, SGLV and Dynasty desire to enter into this Agreement in order for Dynasty to lease space from SGLV for the placement, operation, and servicing of gaming devices at the Location (as defined herein).

       WHEREAS, the parties have agreed that upon the complete satisfaction of all conditions precedent as described in this Agreement, Dynasty shall lease space from SGLV for the placement, operation, and servicing of gaming devices at the Location pursuant to the terms set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, SGLV and Dynasty hereby agree as follows:

                               ARTICLE I - DEFINITIONS

       1.01   "Agreement" means this Agreement.

       1.02 "Dynasty" means Roger Lynn Fuller and Dee Connie Fuller, dba Dynasty Games Distributing.

       1.03 "Change Person" means the person or persons employed by Dynasty as change persons at the Location.

       1.04 "Commencement Date" means the date Dynasty receives a non-restricted license and all other required approvals from the Gaming Authorities to operate gaming devices at the Location.

       1.05 "Expiration Date" means one hundred twenty (120) days after the Commencement Date, unless sooner terminated or renewed as provided in this Agreement.

       1.06 "Gaming Authorities" means, collectively, the Nevada Gaming Control Board, the


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Nevada Gaming Commission, the City of North Las Vegas, and/or the County of
Clark.

       1.07 "Gaming Devices" means the gaming devices Dynasty shall install for the operation of gaming at the Location as more particularly described in
Section 5.02(A) hereof. The initial number of Gaming Devices to be installed and operated at the Location shall be one hundred (100).

       1.08 "Gaming Space" means the specific space the Location where the Gaming Devices shall be located as determined by the parties' mutual agreement.

       1.09 "Gaming Taxes" means the quarterly fee for a gaming license for a restricted operation (NRS 463.373), the annual excise tax on slot machines (NRS 463.385), and any and all other license fees or taxes imposed on the operation of the Gaming Devices by any governmental agency having jurisdiction over the Location.

       1.10 "Location" means the Ramada Inn and Speedway Casino located at 3227 Civic Center Drive, North Las Vegas, Nevada 89030.

       1.11 "NGC Regulations" means, collectively, the Nevada Gaming Control Act and the gaming regulations promulgated by the Nevada Gaming Commission.

       1.12   "NRS" means the Nevada Revised Statutes.

       1.13 "Operator of a Slot Machine Route" or "Route Operator" means the person or entity that meets the definition of "Operator of a Slot Machine Route" in NRS 463.018.

       1.14 "SGLV" means Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation.

       1.15 "Term" has the meaning ascribed to it in Section 4.01 of this Agreement.

       1.16 "Token" or "Tokens" means one dollar ($1) gaming tokens that have been approved by the Gaming Authorities for use at the Location.

                          ARTICLE II - CONDITIONS PRECEDENT

       2.01 CONDITION PRECEDENT. Dynasty acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, the requirement that Dynasty, and any other person or persons associated with Dynasty required to be licensed or found suitable by the Gaming Authorities, have been licensed or found suitable by the Commencement Date to hold a non-restricted gaming license for the Location shall constitute a condition precedent to the rights and obligations of the parties under this Agreement and the validity and effect of this Agreement.

                            ARTICLE III - EXCLUSIVE RIGHT

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       3.01  EXCLUSIVE RIGHT.  Subject to the termination provisions contained in Article XII of this Agreement and satisfaction of the condition precedent contained in Article II above, Dynasty hereby agrees to lease space from SGLV and SGLV hereby agrees to lease space to Dynasty for the exclusive placement, operation, and servicing of the Gaming Devices (the "Operation of Gaming Devices") at the Location pursuant to the terms and conditions set forth in this Agreement.

                                  ARTICLE IV - TERM

       4.01 TERM. Except as otherwise provided in this Agreement, the Term shall commence on the Commencement Date and expire by its terms on the Expiration Date without notice.

       4.02 AUTOMATIC RENEWAL. This Agreement shall automatically renew for consecutive and repetitive terms of sixty (60) days each (each a "Renewal Term"), unless either party shall notify the other in writing at least thirty
(30) days prior to the end of the then expiring Term or Renewal Term of its intention not to renew the Agreement.

                 ARTICLE V - SERVICE AND OPERATION OF GAMING DEVICES

       5.01   DYNASTY'S RIGHTS AND RESPONSIBILITIES.    Dynasty shall have the
exclusive space lease for the Operation of Gaming Devices during the Term of this Agreement at the Location. SGLV shall have no participation in the operation, service or maintenance, or revenue of the Gaming Devices or the costs associated with operating, minting or servicing the Gaming Devices. Dynasty shall maintain the Gaming Space in an orderly, clean, and sanitary fashion. Dynasty shall be responsible for all Tokens to be used by Dynasty at the Location, if any, and shall follow all requirements and obtain all approvals related to the maintenance and use of Tokens set forth in the NGC Regulations.

       5.02 LEASING OF GAMING DEVICES. Dynasty may lease a portion of the Gaming Devices to be operated at the Location from PDS Financial Corporation ("PDS"). Upon termination of this Agreement, Dynasty shall assign and SGLV shall assume all of Dynasty's right, title, and interest in and to the lease or leases with PDS. Notwithstanding the preceding sentence, SGLV shall only be required to assume the lease or leases with PDS if SGLV has obtained all licenses and approvals from the Gaming Authorities to operate gaming at the Location and own gaming devices (the "SGLV Gaming Approval"). Dynasty may also lease Gaming Devices from other distributors. The parties agree that SGLV shall assume such non-PDS leases, subject to the SGLV Gaming Approval, only if such non-PDS leases are as favorable to SGLV as the PDS lease or leases are.

       5.03 SGLV'S DUTIES AND RESPONSIBILITIES. SGLV shall provide Dynasty with the equivalent of fifty (50) complimentary drinks per day. Dynasty shall pay SGLV for drinks in excess of fifty (50) at SGLV's cost. SGLV shall also provide security for the Location and for Dynasty to utilize for general security purposes and for the drop and count of cash. Dynasty shall reimburse SGLV for fifty percent (50%) of the actual cost to SGLV for employing such security.

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                          ARTICLE VI - SPACE LEASE PAYMENTS

       6.01 SPACE LEASE PAYMENTS. Dynasty shall pay to SGLV the following amount as payment for the space lease:

              (A) If Dynasty operates between 80 and 100 Gaming Devices at the Location, Dynasty shall pay SGLV Twenty Dollars ($20) per Gaming Device per day;

              (B) If Dynasty operates between 101 and 125 Gaming Devices at the Location, Dynasty shall pay SGLV Twenty Dollars ($25) per Gaming Device per day beginning with the first five days the additional Gaming Devices are installed at the Location;

              (C) If Dynasty operates between 126 and 150 Gaming Devices at the Location, Dynasty shall pay SGLV Twenty Eight Dollars ($28) per Gaming Device per day beginning with the first day the additional Gaming Devices are installed at the Location;

              (D) If Dynasty operates between 151 and 200 Gaming Devices, Dynasty shall pay SGLV Thirty Dollars ($30) per Gaming Device per day beginning with the first day the additional Gaming Devices are installed at the Location.

       If the parties agree that Dynasty may operate more than 200 Gaming Devices at the Location, the parties shall determine in writing in advance the amount per Gaming Device per day for the additional Gaming Devices. In no event shall the amount per Gaming Device per day be less than Thirty Dollars ($30).

       6.02   PAYMENT.      Dynasty shall not be required to pay space lease
payments for the first month of the Term. Thereafter, space lease payments, as adjusted in accordance with Section 6.01, shall be payable in advance on the first day of each calendar month. For example, if the Commencement Date is September 1, 1998, Dynasty shall pay the first space lease payment on October 1, 1998. All space lease payments, and all other amounts payable to SGLV by Dynasty pursuant to the provisions of this Agreement, shall be paid to SGLV without notice, demand, abatement, deduction or offset, in lawful money of the United States at the Location or to such other person or at such other place as SGLV may designate from time to time by written notice given to Dynasty. No payment by Dynasty or receipt by SGLV of a lesser amount than the correct space lease payment due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and SGLV may accept such check or payment without prejudice to SGLV's right to recover the balance or pursue any other remedy in this Agreement or at law or in equity provided.

              Dynasty shall pay to SGLV all amounts due and owing under Section
5.03 of this Agreement within seven (7) days of receiving an invoice from SGLV.

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

       6.03 LATE CHARGE; INTEREST. Dynasty acknowledges that the late payment of space lease payments or any other amounts payable by Dynasty to SGLV hereunder (all of which shall constitute additional rental to the same extent as space lease payments) will cause SGLV to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. SGLV and Dynasty agree that if SGLV does not receive any such payment on or before five (5) business days after the date the payment is due, Dynasty shall pay to SGLV, as additional rent, (a) a late charge equal to five percent (5%) of the overdue amount to cover such additional administrative costs; and (b) interest on the delinquent amounts at the lesser of the maximum rate permitted by law if any or twelve percent (12%) per annum from the date due to the date paid.

                ARTICLE VII - DYNASTY'S REPRESENTATIONS AND WARRANTIES

       As a material inducement to SGLV to enter into this Agreement, Dynasty covenants, represents, and warrants to SGLV, as of the date hereof as follows:

       7.01  AUTHORITY; QUALIFICATION.

              (A) Each of the individuals executing this Agreement has the full right, power, and authority to enter into and carry out the transactions contemplated by this Agreement. The entering into of this Agreement and the carrying out of the transactions contemplated hereby does not and will not constitute a default (or event which, with the giving of notice or the passage of time, would constitute a default) under any agreement to which Dynasty or any individual executing this Agreement is a party.

              (B) This Agreement constitutes the valid and binding obligation of Dynasty enforceable in accordance with its terms.

              (C) The execution, delivery, and performance of this Agreement by Dynasty will not materially conflict with or result in any material violation of or constitute a material default under any judicial stipulation, judgment, statute, writ, injunction, license, permit, or decree or order of any court or other governmental authority relating to Dynasty and by which Dynasty is bound.

              (D) There are no actions, suits, arbitration, or other legal, administrative or other governmental proceedings pending or threatened against or affecting Dynasty which might reasonably be expected to affect Dynasty's ability to perform its obligations under this Agreement.

              (E) All Gaming Devices installed in each of the Location under this Agreement are or shall be approved by the Gaming Authorities and shall comply with all applicable federal, state, county, and municipal laws.

              (F) Dynasty currently has and shall retain throughout the Term a Slot Machine Operator's License in good standing with the Gaming Authorities.


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             ARTICLE VIII - SGLV'S REPRESENTATIONS AND WARRANTIES

       As a material inducement to Dynasty to enter into this Agreement, SGLV covenants, represents, and warrants to Dynasty, as of the date hereof as follows:

       8.01  AUTHORITY; QUALIFICATION.

              (A) SGLV is duly incorporated and validly existing under the laws of the State of Nevada. Each of the individuals executing this Agreement has the full right, power, and authority to enter into and carry out the transactions contemplated by this Agreement. The entering into of this Agreement and the carrying out of the transactions contemplated hereby does not and will not constitute a default (or event which, with the giving of notice or the passage of time, would constitute a default) under any agreement to which SGLV or any individual executing this Agreement is a party.

              (B) This Agreement constitutes the valid and binding obligation of SGLV enforceable in accordance with its terms. This Agreement and the consummation of the transactions contemplated herein have been duly authorized on behalf of SGLV by all requisite corporate action.

              (C) The execution, delivery, and performance of this Agreement by SGLV will not materially conflict with or result in any material violation of or constitute a material default under:

                     (i)  the Articles of Incorporation or Bylaws of SGLV.

                     (ii) any judicial stipulation, judgment, statute, writ, injunction, license, permit, or decree or order of any court or other governmental authority relating to SGLV and by which SGLV is bound.

              (D) To the best of SGLV' knowledge, there are no actions, suits, arbitration, or other legal, administrative or other governmental proceedings pending or threatened against or affecting SGLV which might reasonably be expected to affect SGLV' ability to perform its obligations under this Agreement.

                      ARTICLE IX - INDEMNIFICATION AND INSURANCE

       9.01  INDEMNIFICATION.

              (A) INDEMNIFICATION BY DYNASTY. Dynasty shall indemnify, hold harmless and, to the extent provided herein, defend SGLV, its shareholders, affiliates, officers, directors, trustees, employees, agents, successors, and assigns (collectively, "SGLV's Indemnified Persons") from and against, and reimburse each of SGLV's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs, and expenses, including interest from the date of such loss to the time of

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payment, and reasonable attorneys' fees (collectively, "Damages") incurred by any of SGLV's Indemnified Persons by reason of or arising out of or in connection with any act or omission of Dynasty or its agents, employees, or contractors relating to Dynasty's use or occupancy of the Location, Dynasty's operation of the Gaming Devices at the Location, or any patron dispute or complaint lodged by the Gaming Authorities.

              (B) INDEMNIFICATION BY SGLV. SGLV shall indemnify, hold harmless and, to the extent provided herein, defend Dynasty, its officers, directors, shareholders, and other affiliates, employees, agents, successors, and assigns (collectively, "Dynasty's Indemnified Persons") from and against, and reimburse each of Dynasty's Indemnified Persons with respect to, any and all Damages incurred by any of Dynasty's Indemnified persons by reason of or arising out of or in connection with any act or omission of SGLV or its agents, employees, or contractors relating to SGLV's use or occupancy of the Location.

       9.02 LIABILITY INSURANCE. At all times during the Term, Dynasty shall procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Location. Such insurance shall be primary and non-contributing with any other insurance procured by Dynasty and shall have a minimum combined single limit of liability of at least $1,000,000 per occurrence and a general aggregate limit of at least $3,000,000. All such policies shall be written to apply to all bodily injury, property damage, robbery of and/or by a gaming patron, or personal injury losses, and shall be endorsed to include SGLV as an additional insured. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the additional insureds.

       9.03 WORKERS' COMPENSATION INSURANCE. At all times during the Term, Dynasty shall procure and maintain Workers' Compensation Insurance in accordance with the laws of the State of Nevada for all of its employees working in or around the Location.

                               ARTICLE XI - ASSIGNMENT

       11.01. RESTRICTION - DYNASTY. Without the prior written consent of SGLV, Dynasty shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Agreement or any interest or rights herein. An assignment or other action in violation of the foregoing shall be void and, at SGLV's option, shall constitute a material breach of this Agreement.

                   ARTICLE XII - DEFAULT, REMEDIES AND TERMINATION

       12.01 EVENTS OF DEFAULT BY DYNASTY. The occurrence of any of the following shall constitute a material default and breach of this Agreement by
Dynasty:

              (A) The failure by Dynasty to continuously remain licensed and in good standing with the Gaming Authorities as an Operator of a Slot Machine Route at all times during the Term.

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

              (B) The failure by Dynasty to pay SGLV any amounts due and owing under this Agreement when due.

              (C) The failure by Dynasty to observe or perform any material provision of this Agreement to be observed or performed by Dynasty if such failure continues for thirty (30) days after written notice thereof by SGLV to Dynasty.

              (D) The making by Dynasty of any general assignment for the benefit of creditors, the filing by or against Dynasty of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Dynasty, the same is dismissed within thirty (30) days after filing); the appointment of a trustee or receiver to take possession of any of Dynasty's assets at the Location or Dynasty's interest in this Agreement; or the attachment, execution, or other seizure of any of Dynasty's assets located at the Location or SGLV's interest in this Agreement, if such seizure is not discharged within thirty (30) days.

       12.02 SGLV'S RIGHT TO TERMINATE UPON DYNASTY DEFAULT. In the event of any material default by Dynasty as provided in Section 12.01 above, SGLV shall have the right to immediately terminate this Agreement and recover possession of the Gaming Space by giving written notice to Dynasty of SGLV's election to terminate this Agreement, in which event SGLV shall be entitled to pursue any remedies available to it under the law and this Agreement. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Agreement provision(s) containing the obligation(s).

       12.03 TERMINATION WITHOUT CAUSE. Notwithstanding anything in this Agreement to the contrary, Dynasty, in its sole discretion, may terminate this Agreement for any reason, or for no reason, upon thirty (30) days prior written notice to SGLV.

       12.04  TERMINATION UPON SGLV GAMING APPROVAL.    This Agreement shall
terminate immediately upon SGLV's obtaining the SGLV Gaming Approval.

       12.05 PROCEDURE UPON TERMINATION. Upon the expiration, termination, or cancellation of this Agreement, SGLV and Dynasty shall assist each other in the orderly and non-disruptive conclusion hereof. Upon the effective date of such expiration, termination, or cancellation of this Agreement, Dynasty, subject to SGLV's responsibilities to assume the Gaming Device lease or leases, shall remove all Gaming Devices and other property owned by Dynasty the Location in a manner which creates the least amount of damage to property and disruption within the Location. The cost for the removal of Dynasty's property and the restoration of the Gaming Space to SGLV's reasonable satisfaction shall be borne and paid by Dynasty. Upon the expiration, termination or cancellation of this Agreement, Dynasty shall pay to SGLV all amounts due and owing under this Agreement.

       12.06 NON-WAIVER. Nothing in this Article shall be deemed to affect either party's rights to indemnification for liability or liabilities arising prior to termination of this Agreement for personal

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injury or property damages under the indemnification clause or clauses contained in this Agreement.

                                ARTICLE XIII - NOTICES

       13.01  NOTICES.      All notices which Dynasty or SGLV may be required,
or may desire to serve on the other, may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, addressed to Dynasty and SGLV at the addresses set forth below, or addressed to such other address or addresses as either Dynasty or SGLV may from time to time designate to the other in writing. Any notice shall be deemed to have been served at the time the same was posted.

If to Dynasty:                            If to SGLV:

Dynasty                                   SGLV
57 East Freeport Blvd.                    200 East Sixth Street
North Las Vegas, Nevada 89030             Reno, Nevada 89501
Attn: Roger Fuller                        Attn: Bruce Dewing

                     [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]
with copy to:                             with copy to:


___________________________        Jones Vargas
___________________________        201 W. Liberty Street
___________________________        Reno, Nevada 89501
___________________________        Attn: Michael G. Alonso

                             ARTICLE XIV - MISCELLANEOUS

       14.01 FORCE MAJEURE. Neither party shall incur any liability to the other with respect to, and shall not be responsible for any failure to perform, any obligations hereunder if such failure is caused by any reason beyond the control of either party including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute, or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for either party to perform any of their obligations shall be extended by the amount of time each party is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.

       14.02 NEVADA LAW. The laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance, and effect of this Agreement.

       14.03 ASSIGNMENT; BINDING EFFECT. Neither party may assign, transfer, or convey any of its

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

rights herein or hereunder to any person or entity whatsoever without the prior written consent of the other party hereto. Any attempt to assign or transfer this Agreement without such consent shall be considered null and void and of no force and effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

       14.04 SEVERABILITY. In the event any provision of this Agreement is found to be unenforceable, the remainder of this Agreement shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

       14.05 TIME OF ESSENCE. Time is of the essence in this Agreement and all of the terms, provisions, covenants, and conditions hereof.

       14.06 CAPTIONS. The captions appearing at the commencement of the Articles and Sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit, or describe the scope or intent of this Agreement.

       14.07 PRONOUNS. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa in any place or places herein in which the context requires such substitution or substitutions.

       14.08 KNOWLEDGE OF PARTY. Any representation or warranty herein contained made by or on behalf of a party to the knowledge of such party shall be deemed to mean and be limited to actual knowledge of an executive officer of such party of the matter in question, or actual knowledge of such facts as would charge such executive officer of such party with knowledge of the matter in question.

       14.09 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, brochures, informational memoranda, representations, and understandings of the parties. This Agreement may not be modified or terminated orally; and no modification, termination, or waiver will be valid unless contained in a writing signed by both parties. In addition, no such modification, termination, or waiver shall be effective for any purpose unless it is signed by SGLV. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the party against whom the waiver is sought to be enforced.

       14.10 NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, Dynasty and SGLV and their respective successors and permitted assigns, and is not for the benefit of, nor intended to be for the benefit of, and may not be enforced by, any third

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

party.

       14.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, with each counterpart being deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

       14.12 ATTORNEY'S FEES. If any action is brought by any party hereto concerning a breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys' fees and expenses of the prevailing party incurred in connection therewith.

       14.13 NO PARTY DEEMED DRAFTER. The parties agree that neither party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or entity, such court shall not construe this Agreement or any provision hereof against either party as the drafter of the Agreement, Dynasty and SGLV acknowledging that each has contributed substantially and materially to the preparation hereof.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

SGLV:                                               Dynasty:

SPEAKEASY GAMING OF LAS VEGAS,
INC., a Nevada corporation                          /s/ Robert L. Fuller
                                                    --------------------------
                                                    ROGER LYNN FULLER

By: /s/ Bruce E. Dewing               Date: 8/25/98
    -------------------------------

Print Title: Vice President                         /s/ Dee Connie Fuller
             ----------------------                 --------------------------
                                                    DEE CONNIE FULLER
Date:
      -----------------------------
                                                    Date: Sept. 1, 1998

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